                              CD INTERNATIONAL LTD.

                            CD CAPITAL MANAGEMENT LLC

                                   ----------

                         PORTFOLIO MANAGEMENT AGREEMENT

                                   ----------

                          DATED AS OF FEBRUARY 5, 2003

                         PORTFOLIO MANAGEMENT AGREEMENT

                                 BY AND BETWEEN

                              CD INTERNATIONAL LTD.

                                       AND

                            CD CAPITAL MANAGEMENT LLC

                                   ----------

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
-------                                                                     ----

16.  Right of Third Parties to Rely on the Power and Authority of the

                                       -i-

                              CD INTERNATIONAL LTD.
                                        +
                            CD CAPITAL MANAGEMENT LLC

                         PORTFOLIO MANAGEMENT AGREEMENT

          This Portfolio Management Agreement is made as of February 5, 2003 by and between CD INTERNATIONAL LTD. (THE "FUND"), a Cayman Islands company formed with limited liability whose registered office is c/o Trident Trust Company
(Cayman) Limited, One Capital Place, Fourth Floor, P.O. Box 847 GT, George Town,
Grand Cayman, Cayman Islands, and CD CAPITAL MANAGEMENT LLC (THE "PORTFOLIO
MANAGER"), a Delaware limited liability company whose principal office is Two
North Riverside Plaza, Sixth Floor, Chicago, Illinois 60606.

                                    RECITALS:

          WHEREAS, the Fund is an open-end investment company formed under the laws of the Cayman Islands in December 2002; and

          WHEREAS, the Portfolio Manager will manage the Fund's assets through managing the assets of CD INVESTMENT PARTNERS LTD. (THE "MASTER FUND") in which the Fund and its United States counterpart fund, Carpe Diem Long Short Fund LLC also invests.

          NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follow:

          1.   Ratification and Approval.

          The Fund and the Directors hereby appoint the Portfolio Manager as the
Fund's portfolio manager.

          2.   Power and Authority of the Portfolio Manager.

          (a) The Fund hereby designates and appoints the Portfolio Manager as the Fund's agent and attorney-in-fact, with exclusive, full and discretionary power and authority, and without need of any further approval by the Fund
(except as may be required by law), to perform or omit to perform any act (in each case at the expense of the Fund) which the Portfolio Manager may deem necessary or advisable in connection with the management of the Fund's investment assets, such management to take place through the Portfolio Manager's management of the Master Fund. All references in this Agreement to the Portfolio
Managers management of the Fund's assets shall be deemed to constitute references to the Portfolio Manager's management of the Fund's investment in the
Master Fund, unless the context otherwise requires.

          (b) The Portfolio Manager may employ, consult and/or otherwise contract, at the Fund's expense, with such persons as the Portfolio Manager may deem necessary or advisable in connection with the power and authority hereby conferred on the Portfolio Manager,

                                       -1-

including accountants, advisers, agents, attorneys, brokers, clearing agents, consultants, custodians, employees, investment advisers, money managers and traders, whether or not one or more such persons are affiliates of the Portfolio
Manager, or are members, directors, officers, partners, employees or agents of any of the foregoing (collectively, with the Portfolio Manager, "RELATED
PARTIES"); and the Portfolio Manager may obligate the Fund to pay such compensation to such persons as the Portfolio Manager may determine.

          (c) Whenever the Portfolio Manager is to determine or decide any matter as provided in this Agreement, such determination or decision shall be in the sole and absolute discretion of the Portfolio Manager. All judgments and determinations made by the Portfolio Manager pursuant to or in connection with this Agreement shall be binding and conclusive, absent manifest error.

          3.   Dealings with and by Related Parties.

          (a) Nothing in this Agreement shall limit or restrict the Portfolio
Manager from causing the Fund to engage, or any Related Party from itself engaging -- during the term of this Agreement or thereafter and during the course of the Fund's ongoing operations as well as during its liquidation and the transactions associated therewith -- in all manner of transactions with one or more Related Parties to the fullest extent permitted by law.

          (b) Any Related Party may:

          (i)  engage or invest in, directly or indirectly, any activity or venture of any nature or description, whether competitive with, the same as, or similar to, that of the Fund;

          (ii) buy or sell investment assets for its own account or for the account of other persons, including investment assets which are the same as, or similar to, investment assets bought or sold by the Fund; or

          (iii) organize, participate in (including become, inter alia, a general partner, officer, director, adviser or manager of), control, advise or provide services to another person which also purchases, sells, holds or deals with investment assets.

          (c) Any Related Party may engage in transactions and/or make investments, or cause other persons to engage in transactions and/or make investments, which may differ from or be identical to the transactions engaged in or the investments made by the Fund under the management of the Portfolio
Manager.

          (d) Any Related Party may give advice to any other person and/or with respect to such person's assets which may differ from or be identical to advice given to the Fund by the Portfolio Manager.

          (e) Any Related Party may serve in any capacity with the Fund, including as a Director and/or officer.

                                       -2-

          4.   Principles of "Corporate Opportunity" Not Applicable.

          (a) The principles of the doctrine of "corporate opportunity" or other similar rights or claims shall not apply to the Portfolio Manager's dealings with the Fund (which shall be strictly on an independent contractor basis as contemplated by SECTION 9) or to any other Related Party's dealings with the
Fund (which may or may not be strictly on an independent contractor basis), and the Fund hereby waives, relinquishes and renounces any such right or claim, whether now in existence or arising in the future.

          (b) The Portfolio Manager shall have no obligation to engage in any transaction or make any investment for the Fund, irrespective of whether one or more Related Parties do so for their own accounts or the account of any other person, and neither the Fund nor any Shareholder shall have any first refusal, co-investment or other rights with respect to any such transaction or investment.

          (c) Nothing in this Agreement shall give the Fund or any Shareholder any right to participate in or to receive the benefits of any activity or venture of the Portfolio Manager (except as expressly set forth herein) or any other Related Party.

          5.   Asset Value; Reserves.

          (a) The Portfolio Manager shall assist the Fund in determining its Net
Asset Value (including any associated liabilities and any related currency exchange-rate conversions), and may establish reserves for unknown or unfixed liabilities or contingencies or for any other reason.

          (b) The Portfolio Manager shall assist the Fund in determining if the determination of Net Asset Value shall be postponed.

          6.   Standard of Liability; Indemnification.

          (a) The Portfolio Manager, its members, principals and affiliates and their respective members, officers, employees and agents (collectively,
"PORTFOLIO MANAGER PARTIES") shall not be liable to the Master Fund or any other
Shareholder (or assignee) for any claims, costs, expenses, damages or losses arising out of or in connection with this Agreement, the Master Fund and its operation or the offering of the Interests other than those directly attributable to the fraud, gross negligence or willful disregard of such
Portfolio Manager Party's duties under this Agreement.

          No Portfolio Manager Party shall be liable to the Master Fund or any
Shareholder for failure to obtain the lowest negotiated brokerage commission rates, or to combine or arrange orders so as to obtain the lowest brokerage commission rates with respect to any transaction on behalf of the Master Fund, or for failure to recapture, directly or indirectly, any brokerage commissions for the benefit of the Master Fund. No Portfolio Manager Party shall be liable to the Master Fund or any Shareholder for claims, costs, expenses, damages, or losses due to circumstances beyond any Portfolio Manager Party's control, including but not limited to, the bankruptcy, insolvency or suspension of normal business activities by any bank, brokerage firm or transfer agent holding assets of the Master Fund, or due to the negligence, dishonesty, bad

                                       -3-

faith or misfeasance of any employee, broker, agent or sub-contractor of the
Master Fund chosen by a Portfolio Manager Party in good faith.

          In no respect by way of limiting the foregoing exculpatory provisions but rather by way of greater certainty, no Portfolio Manager Party shall be liable to the Master Fund or any Shareholder for any actions or omissions of (i)
any broker or dealer chosen by a Portfolio Manager Party in good faith, (ii) any investment advisor chosen by a Portfolio Manager Party in good faith or (iii)
any broker or dealer chosen by any investment advisor chosen by a Portfolio
Manager Party.

          No Portfolio Manager Party shall bear any liability whatsoever in respect of valuations provided to a Portfolio Manager Party by unaffiliated investment advisers, brokers, dealers or others, provided that such valuations were relied upon in good faith.

          (b) The Master Fund shall indemnify and hold harmless the Portfolio
Manager Parties from and against any loss or expense suffered or sustained by any of them by reason of the fact that a Portfolio Manager Party is or was connected in any respect with the Master Fund or the offering of the Interests, including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding; provided that the Portfolio Manager Party would not have been subject to liability under SECTION 6(A) for the conduct which led to such loss or expense.

          The Master Fund shall advance payments asserted by a Portfolio Manager
Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due, provided such Portfolio Manager
Party agrees in writing to return any amounts so advanced (without interest) in the event such indemnification is determined not to be due.

          Whether or not a Portfolio Manager Party is entitled to
indemnification hereunder shall be determined by the judgment of independent counsel as to whether such Portfolio Manager Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

          In the event the Master Fund is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Shareholder's activities, obligations or liabilities unrelated to the Master Fund's business, such Shareholder shall indemnify and reimburse the Master Fund for all loss and expense incurred, including reasonable attorneys' fees.

          7.   Compensation.

          As compensation for its services hereunder, the Portfolio Manager shall receive (depending upon the Fund's performance) the Incentive Fees set forth in the Incentive Fee Calculation Schedule. Incentive Fees shall be calculated separately in respect of each Series of Shares, irrespective of the overall performance of the Fund and/or any other Shareholder's investment in the
Fund.

                                       -4-

          8.   Accounting and Other Information.

          (a) The Portfolio Manager shall furnish to the Directors such information concerning the Portfolio Manager's management and valuation of the
Fund's investment assets as the Directors may reasonably request.

          (b) The Portfolio Manager shall maintain all records relating to its management of the Fund's investment assets as may be required by law. At the reasonable request of the Directors, the Portfolio Manager shall give the Fund
(at the expense of the Fund) reasonable access to such documents and shall permit the Fund and its representatives to copy such documents, subject to
SECTION 19.

          9.   Independent Contractor.

          For all purposes of this Agreement, the Portfolio Manager shall be an independent contractor and not an employee or dependent agent of the Fund.
Nothing in this Agreement shall be construed as making the Fund a partner or co-venturer with any Related Party or other CD Capital Management LLC fund.
Except as provided in this Agreement, any other agreements authorized by the
Memorandum and Articles of Association and/or the Memorandum and Articles of
Association themselves, the Portfolio Manager shall have no authority to bind, obligate or represent the Fund, and shall be subject to none of the fiduciary duties of a partner, director or officer in respect of the Fund. This Agreement establishes and limits by its terms the Portfolio Manager's obligations to the
Fund.

          10.  Term; Termination; Renewal.

          (a) This Agreement shall continue in effect until the close of business on December 31, 2005, but shall be terminable by the Portfolio Manager without penalty or any breach hereof on 90 days' notice. However, the
Shareholders in General Meeting held in accordance with the Memorandum and
Articles of Association may terminate this Agreement at any time. Such termination shall require the vote of Shareholders holding Shares with an aggregate Asset Value equal to at least 75% of the aggregate Asset Value of all
Shares outstanding as of the record date specified in the notice of such General
Meeting. Any such termination, if approved by the required Shareholder vote, shall be effective no less than 90 days following the date of such General
Meeting.

          (b) This Agreement shall be renewed for additional and successive terms of three years each, provided that the Portfolio Manager has not given written notice to the Fund that this Agreement shall not be so renewed at least
90 days prior to the next scheduled expiration date of this Agreement.

          (c) The expiration or termination of this Agreement shall in no respect extinguish the obligations of the Fund for the payment of fees and expenses in respect of services rendered by the Portfolio Manager prior to the effective date of such expiration or termination.

                                       -5-

          11.  Amendment,

          This Agreement may not be amended except by the written consent of both the Fund and the Portfolio Manager.

          12.  Notices.

          All notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall personally be delivered, delivered by facsimile transmission (and, unless waived by the recipient upon receipt of any such facsimile transmission, confirmed by delivery in another manner permitted hereunder), mailed by certified or registered mail (postage prepaid) or sent by overnight delivery by a reputable private carrier or the postal service of any
O.E.C.D. government, addressed:

          if to the Fund to:

               CD INTERNATIONAL LTD.
               c/o Trident Trust Company (Cayman) Limited
               One Capital Place, Fourth Floor
               P.O. Box 847 GT
               George Town, Grand Cayman
               Cayman Islands

          if to the Portfolio Manager to:

               CD CAPITAL MANAGEMENT LLC
               Two North Riverside Plaza, Sixth
               Floor Chicago, Illinois 60606
               Attn: John Ziegelman

All notices or other communications shall be deemed to have been validly given upon receipt when personally delivered or delivered by a confirmed facsimile transmission, on the 3rd day after having been mailed by certified or registered mail, or on the next day after being sent by overnight delivery, as the case may
be.

          13.  No Assignment or Delegation.

          Except as set forth in this SECTION 13, neither the Fund nor the
Portfolio Manager may assign any of its rights or delegate any of its obligations and/or power and authority under this Agreement without the prior written consent of the other party hereto; provided, that (i) the Portfolio
Manager may from time to time assign to the trust the Portfolio Manager's rights, pursuant to the Incentive Fee Payment Schedule, to receive, as a general, unsecured creditor of the Fund, any and all Deferral Amounts, and (ii)
the Portfolio Manager may perform its obligations and exercise its power and authority under this Agreement through one or more Related Parties or any other person(s).

                                       -6-

          14.  Counterparts; Facsimiles.

          This Agreement may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document. Facsimile signature pages shall have the same binding force and effect as original copies.

          15.  No Waiver.

          No failure or delay on the part of either the Fund or the Portfolio
Manager in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

          16.  Right of Third Parties to Rely on the Power and Authority of the
               Portfolio Manager.

          Notwithstanding anything to the contrary contained herein, any actions or omissions by the Portfolio Manager relating to the subject matter of this
Agreement may be relied upon by any third party as binding upon the Fund.

          17.  Headings and Captions; Interpretation.

          (a) In this Agreement, wherever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

          (b) All headings and captions contained in this Agreement, as well as the Table of Contents, are included for convenience of reference only and shall not be deemed a part of this Agreement.

          18.  Binding Effect; Benefit.

          To the fullest extent permitted by law, this Agreement shall be binding upon and shall inure to the benefit of the Fund, the Portfolio Manager, all persons indemnified hereunder and their respective estates, permissible successors, transferees, custodians, executors, administrators, legal representatives, heirs and assignees.

          19.  Confidentiality.

          (a) The Fund agrees not to distribute any information regarding any
Related Party without the express written approval of the Portfolio Manager.

          (b) In no event shall the Fund, without the prior written consent of the Portfolio Manager, disclose to the Shareholders, or make available for inspection, any information which would identify the investment assets or the investment strategies of the Fund or any of its Affiliates, or which relates to any of the strategies or methods of any Related Party.

                                       -7-

          20.  GOVERNING LAW; VENUE.

          THIS AGREEMENT IS MADE PURSUANT TO AND SHALL BE GOVERNED BY THE LAWS
OF THE STATE OF ILLINOIS, NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT IS
EXECUTED BY THE PARTIES OR THE LOCATION OF ANY OFFICE, VENTURE OR OPERATION OF
THE FUND, THE DIRECTORS OR THE PORTFOLIO MANAGER. ANY ACTION OR PROCEEDING
BROUGHT BY CD CAPITAL MANAGEMENT LLC AGAINST ONE OR MORE SHAREHOLDERS, DIRECTORS
OR THE FUND RELATING IN ANY WAY TO THIS AGREEMENT MAY, AND ANY ACTION OR
PROCEEDING BROUGHT BY ANY OTHER PARTY AGAINST CD CAPITAL MANAGEMENT LLC OR THE
FUND RELATING IN ANY WAY TO THIS AGREEMENT SHALL, BE BROUGHT AND ENFORCED IN THE
COURTS OF COOK COUNTY IN THE STATE OF ILLINOIS OR (TO THE EXTENT SUBJECT MATTER
JURISDICTION EXISTS THEREFOR) IN THE COURTS OF THE UNITED STATES FOR THE
NORTHERN DISTRICT OF ILLINOIS, AND THE FUND, THE DIRECTORS AND THE PORTFOLIO
MANAGER IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH STATE AND FEDERAL
COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE FUND AND THE PORTFOLIO
MANAGER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION
THAT THEY MAY NOW OR HEREAFTER HAVE TO LAYING THE VENUE OF ANY SUCH ACTION OR
PROCEEDING IN THE COURTS OF COOK COUNTY IN THE STATE OF ILLINOIS OR IN THE
COURTS OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS AND ANY CLAIM
THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN
AN INCONVENIENT FORUM.

          21.  Entire Agreement.

          This Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersede any prior agreements and understandings of the parties relating to such subject matter. In the event of any inconsistency between the terms of this Agreement, this
Agreement shall control.

          22.  Severability.

          In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable. Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other. Furthermore, in the event of any such modification, invalidity or unenforceability, this Agreement shall be interpreted so as to achieve the intent expressed herein to the fullest extent permitted by applicable law in the jurisdiction in question and otherwise as set forth herein.

                                      *****

                                       -8-

          IN WITNESS WHEREOF, this Agreement has been executed by the Fund, its
Directors and the Portfolio Manager as of February 5, 2003.

                                        CD INTERNATIONAL LTD.

                                        By: /s/ John Ziegelman
                                            ------------------------------------
                                            Name: John Ziegelman
                                            Title: Director

Accepted:

CD CAPITAL MANAGEMENT LLC

By: /s/ John Ziegelman
    ------------------------------------
    John Ziegelman
    Managing Member

                                       -9-

                       INCENTIVE FEE CALCULATION SCHEDULE
                                     TO THE
                         PORTFOLIO MANAGEMENT AGREEMENT
                        EFFECTIVE AS OF JANUARY __, 2003
                                (THE "AGREEMENT")

                                 BY AND BETWEEN

                              CD INTERNATIONAL LTD.

                                       AND

                            CD CAPITAL MANAGEMENT LLC

General

          As of each December 31, an Incentive Fee equal to [*]% of any increase in the Net Asset Value per Share of each Series of the Shares in excess of the
"High Water Mark" applicable to such Shares will be paid to the Sponsor (the
"Incentive Fee").

          Any Shareholders who Redeem Shares other than as of a December 31, will be assessed any Incentive Fee accrued on such Shares at the date of
Redemption.

          The "High Water Mark" per Share of each Series is the highest Net
Asset Value per Share of such Series as of any previous December 31, or $1,000, if higher.

          The Incentive Fee itself does not reduce Net Asset Value for purposes of calculating the Incentive Fee (i.e., the High Water Mark in the Net Asset
Value per Share of any Series is reduced by the Incentive Fee paid as of the
December 31 that the High Water Mark was established; however, the Net Asset
Value per Share which is compared to the High Water Mark in order to determine the amount of the increase in any Net Asset Value which is subject to the
Incentive Fee is not reduced by the Incentive Fee then accrued).

          The Incentive Fee is calculated on a Series-by-Series basis, and in the case of each Series on a per-Share basis.

Designated Investments

          When capital is allocated to a Designated Investment, such capital will be deducted pro rata from each outstanding Share (based on the respective
Net Asset Value of such Share prior to reduction for any accrued Incentive Fee).
Such deduction will not result in a proportionate payment of any accrued
Incentive Fees (as would a Redemption), but will proportionately reduce any shortfall between the Net Asset Value per Share of a Series and the "High Water
Mark" with respect to such Shares. If there is an accrued Incentive Fee with respect to a Share when capital is allocated to a Designated Investment, the
High Water Mark attributable to such Share will be reduced dollar-for-dollar by the amount of such allocation (so as to preserve the absolute dollar amount of such accrued Incentive Fee).

          When the proceeds of a Designated Investment are received by the Fund, a new Series of Shares will be issued to participating Shareholders. Incentive
Fees will be calculated on such Series just as in the case of any other Series.

* Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the
  Securities Exchange Act of 1934, as amended.

                                      PC-1

                         INCENTIVE FEE PAYMENT SCHEDULE
                                     TO THE
                         PORTFOLIO MANAGEMENT AGREEMENT
                        EFFECTIVE AS OF FEBRUARY __, 2003
                                (THE "AGREEMENT")

                                 BY AND BETWEEN

                              CD INTERNATIONAL LTD.

                                       AND

                            CD CAPITAL MANAGEMENT LLC

1.   DEFINITIONS

     Unless otherwise defined herein, defined terms have the meaning set forth in the Portfolio Management Agreement (which incorporates the definitions in the
Memorandum and Articles of Association) of which this Schedule is an integral part.

     "Current Deferral Amount" means, with respect to each Year, the amount of the Incentive Fee for such Year which the Portfolio Manager has deferred pursuant to SECTION 2(A).

     "Deferral Amount" means the aggregate Unit Bookkeeping Balances with respect to all Units maintained in the Deferred Compensation Account.

     "Deferred Compensation Account" means the bookkeeping account maintained on the books and records of the Fund in which the amounts due to the
     Portfolio Manager in respect of deferred Incentive Fees are recorded as an unsecured general obligation of the Fund. The Deferred Compensation Account is recorded in the form of Units, each with the same Unit Bookkeeping
     Balance.

     "Deferred Determination Date" has the meaning set forth in SECTION 2(D)(V).

     "Determination Date" means the date on which any Incentive Fees deferred hereunder become payable, as determined in accordance with SECTION 2(D).

     "Entry Date" means, with respect to each Current Deferral Amount, the date as of which such Current Deferral Amount is recorded on the books and records of the Fund as Units in the Deferred Compensation Account.

     "Indexing Option" means a multiple of the performance of the Shares, without reduction for Incentive Fees, ranging from 0% to 100%, as selected by the Portfolio Manager for each Year prior to the beginning of such Year.
     Any amount not indexed to the performance of the Fund shall be indexed to
     1-year LIBOR. Each Valuation Period (unless the indexation percentage selected is 0%), the Deferral Amount shall be adjusted to reflect the performance of the Shares.

     "Unit Bookkeeping Balance" means an amount determined as of the
     Determination Date with respect to an outstanding Unit or as of the Entry
     Date with respect to a Unit then

                                      PP-1

     first being recorded in the Deferred Compensation Account with respect to the Current Deferral Amount -- equal to the Asset Value of a pro forma
     Share issued as of the first day an Incentive Fee is deferred for $1,000 and subsequently adjusted to reflect the Indexing Options selected by the
     Portfolio Manager from time to time and in effect thereafter through such
     Determination Date or Entry Date.

     "Units" means the deferred compensation units recorded in the Deferred
     Compensation Account representing an unsecured general obligation of the
     Fund and maintained solely as a bookkeeping entry on the books and records of the Fund as contemplated by SECTION 2. All Units have the same Unit
     Bookkeeping Balance.

     "Year" means each Fiscal Year, beginning with Fiscal Year 2003, as well as the Fiscal Year during which the Agreement is terminated.

2.   PAYMENT OF INCENTIVE FEES

     (a)  Prior to the beginning of each Year, the Portfolio Manager shall notify the Fund in writing of what percentage of the Incentive Fees
          (if any) to become payable in respect of such Year the Portfolio
          Manager elects to have paid in cash when due in accordance with
          SECTION 2(H). Any percentage of such Incentive Fees which the
          Portfolio Manager does not affirmatively elect in writing to have paid in cash when due shall be deferred.

     (b)  The Portfolio Manager shall furnish to the Fund a statement setting forth the computation of Incentive Fees pursuant to the Incentive Fee
          Calculation Schedule within 15 days after (i) the close of each Year, and (ii) any Dividend or Redemption in respect of which a Incentive
          Fee is due.

     (c)  Incentive Fees which the Portfolio Manager elects to have paid in cash as earned shall become due and payable in accordance with SECTION
          2(H). The Current Deferral Amount, on the other hand, shall be recorded on the books and records of the Fund as Units as of the beginning of business on the 1st business day immediately following
          (i) any Dividend Date and/or Redemption Date as of which a Incentive
          Fee is due; and (ii) the end of the Incentive Fee Measurement Period
          ending with the end of such Year. The number of Units to be recorded with respect to each Current Deferral Amount shall be equal to the quotient obtained by dividing such Current Deferral Amount by the Unit
          Bookkeeping Balance as of the applicable Entry Date.

     (d)  A Determination Date shall occur immediately when any of the following events first occurs:

          (i)  termination of the Agreement;

          (ii) liquidation of the Fund;

          (iii) any change in the Federal income tax laws of the United States requiring the Portfolio Manager to include the amounts deferred hereunder as currently taxable income;

                                      PP-2

          (iv) the effective date of any other modification of the United
               States or Cayman Islands tax laws which the Directors determine is advisable or appropriate to designate as a Determination Date;
               and

          (v)  the third anniversary of the date that any Current Deferral
               Amount was recorded on the books of the Fund, but only as to the
               Deferral Amount attributable to such Current Deferral Amount;
               provided, that the Portfolio Manager may elect to further defer payment of the Deferral Amount attributable to such Current
               Deferral Amount until a date (the "Deferred Determination Date")
               one to ten years after the Determination Date with respect to such Deferral Amount would have occurred pursuant to this SECTION
               2(D)(V), by giving written notice of such deferral to the Board of Directors at least 6 and not more than 12 months prior to such
               Determination Date. The Board of Directors may also permit the
               Portfolio Manager to further defer payments otherwise due as of a
               Deferred Determination Date to a subsequent Deferred
               Determination Date in the same manner.

     (e)  The amount due and payable as of any Determination Date or Deferred
          Determination Date with respect to each Unit shall be equal to the
          Unit Bookkeeping Balance of such Unit as of such Determination Date or
          Deferred Determination Date. The amount so due and payable shall be paid in cash within 3 business days following such Determination Date or Deferred Determination Date. Any such amounts not timely paid shall bear interest at the one-month LIBOR beginning with the 4th business day following such Determination Date or Deferred Determination Date.

     (f)  In the event of any cash or stock dividends, stock splits, recapitalizations or similar transactions or events affecting the
          Shares following the recordation of any Units, appropriate adjustments shall be made in order to preserve as nearly as is practicable the dollar equivalence of each Unit to a pro forma Share issued as of the date of such recordation.

     (g)  Nothing contained herein or elsewhere in the Agreement and no action taken pursuant to the Agreement shall create or be construed to create a trust of any kind, a separate fund or any fiduciary obligation on the part of the Fund to the trust, as assignee of the Portfolio
          Manager, with respect to the Units recorded pursuant hereto. All payments measured by reference to the Units recorded on the books of the Fund shall be made in cash from the general assets of the Fund, and the Fund may make use of the deferred Incentive Fees in any manner that the Directors deem advisable. No person other than the Fund shall, by virtue of the provisions of the Agreement, have any interest in the Fund's general assets corresponding to the deferred Incentive
          Fees. The right of the trust, as assignee of the Portfolio Manager, to receive payments of Deferral Amounts from the Fund as due hereunder shall be no greater right than, nor have any priority over, the right of any unsecured general creditor of the Fund. It is acknowledged and agreed that the recordation of the Units and the maintenance of the
          Deferred Compensation Account consist of bookkeeping entries only, and do not represent Shares or other interests in the Fund.

                                      PP-3

          The Fund shall not recognize any attempt to effect a transfer of any portion of any Units or any beneficial interest therein prior to the
          Determination Date or Deferred Determination Date with respect thereto.

     (h)  All Incentive Fees, if paid rather than deferred, shall be paid within
          3 business days after the Portfolio Manager has delivered the computation of such Incentive Fees to the Fund pursuant to SECTION
          2(B). Any Incentive Fees not timely paid (whether due to a disputed computation or any other reason) shall bear interest at one-month
          LIBOR beginning with the 4th business day after the delivery of such computation. In the event of any disputed computation, the Fund shall, at the request of the Portfolio Manager, immediately pay over to the
          Portfolio Manager the full amount of such Incentive Fees as shall not be the subject of dispute, pending final resolution of the exact amount of the Incentive Fees due.

                                      PP-4